Filed Pursuant to Rule 424(b)(3)
Registration No. 333-211334
Prospectus Supplement No. 2
(to Prospectus dated May 26, 2016)

3,160,000 Units, Each Consisting of One Share of Common Stock and one
Series G Warrant, Each Series G Warrant to Purchase One Share of
Common Stock

This prospectus supplement supplements the prospectus dated May 26, 2016 (the “Prospectus”), which relates to the offering of 3,160,000 Units (the “Units”) of Great Basin Scientific, Inc. (the “Company”, “we”, “us” or “our”), each Unit consisting of one share of our common stock, par value $0.0001 (“common stock”) and one Series G Warrant (the “Series G Warrants”), each Series G Warrant to purchase one share of our common stock. The Units were issued as part of our public offering at a closing on June 1, 2016.

On June 1, 2016 each Unit separated into its component part, one Common Share and one Series G Warrant.

Each Series G Warrant is exercisable to purchase one share of our common stock (which we refer to herein as the “Series G Warrant Shares”) for a period of five years from their date of issuance. Each Series G Warrant will have an initial exercise price per share of $1.90. This prospectus also covers the shares of common stock issuable from time to time upon exercise of the Series G Warrants.

This prospectus supplement incorporates into our Prospectus the information contained in our (i) Current Report on Form 8-K, filed with the Securities and Exchange Commission on September 30, 2016, (ii) Current Report on Form 8-K, filed with the Securities and Exchange Commission on October 3, 2016, and (iii) Current Report on Form 8-K, filed with the Securities and Exchange Commission on October 7, 2016.

This prospectus supplement should be read in conjunction with the Prospectus. This prospectus supplement updates, amends and supplements the information included or incorporated by reference in the Prospectus. If there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any supplements and amendments thereto.

Our common stock is listed on the NASDAQ Capital Market under the symbol “GBSN.” On October 7, 2016 the last reported sales price of our common stock on the NASDAQ Capital Market was $0.14 per share.

The date of this prospectus is October 11, 2016

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 26, 2016

GREAT BASIN SCIENTIFIC, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-36662	83-0361454
(State or other jurisdiction of incorporation)	Commission File Number)	(IRS Employer Identification No.)

420 E. South Temple, Suite 520, Salt Lake City, UT
(Address of principal executive offices)

84111
(Zip code)

(801) 990-1055
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02 Unregistered Sales of Equity Securities

On September 26 through September 28 the Company issued additional shares of the Company’s common stock pursuant to Section 3(a)(9) of the United States Securities Act of 1933, as amended, to adjust previously converted amortization and accelerated amounts in the amount of $975,000 for the temporary Conversion Price Reduction. Pursuant to this adjustment the Company issued an additional 346,903 shares of common stock to make the effective pre-installment conversion price $2.50 per share. These conversions will no longer be subject to future deferrals.

On September 30 in accordance with the terms of the 2015 Notes certain holders of the Notes elected to defer $12,025,300 of principal that had previously been converted in connection with the amortization date of September 30, 2016. An additional 101,897 shares of common stock were issued and 94,959 shares of common stock that had previously been issued in connection with the August 31, 2016 amortization date was applied to the conversion true-up adjustment to make the installment period conversion price $1.87 per share. 43,535 shares of common stock that had previously been issued in connection with the August 31, 2016 amortization date remain as a credit against future issuances.

On September 30 certain holders of the 2015 Notes were issued shares of the Company’s common stock pursuant to Section 3(a)(9) of the United States Securities Act of 1933, (as amended) in connection with the pre-installment amount converted for the amortization date of October 31, 2016.  In connection with the pre-installments, the Company issued 311,000 shares of common stock upon the conversion of $580,886 principal amount of 2015 Notes at a conversion price of $1.87 per share.

As of September 30, 2016 a total principal amount of $8,003,121 of the 2015 Notes has been permanently converted into shares of common stock and a principal amount of $580,886 has been converted that is subject to deferrals. $13,515,993 principal remains to be converted, subject to deferrals. A total of $11.3 million of the proceeds from the 2015 Notes has been released to the Company including $4.6 million at closing and $6.7 million from the restricted cash accounts. $7.1 million remains in the restricted accounts to be released to the Company upon future installments.

The Company previously filed an 8-K on September 23, 2016 and reported 1,760,415 shares outstanding therefore as of September 30, 2016 there are 2,520,215 shares of common stock issued and outstanding.

Item 3.03 Material Modifications to Rights of Security Holders

On September 26, 2016, the holders of the 2015 Notes approved a temporary Conversion Price Reduction as permitted in the terms of the Notes whereby up to an aggregate of $2.5 million will be permitted to be converted at a conversion price of $2.50. These conversions will not be subject to future deferrals.

In connection with the temporary Conversion Price Reduction and conversions described in Item 3.02 hereof (the “Conversions”), the exercise prices or conversion prices of certain of our issued and outstanding securities were automatically adjusted to take into account the reduced conversion price of the 2015 Notes.  The exercise prices of the following securities were adjusted as follows.

Class A and Class B Warrants

As of September 30, 2016, the Company had outstanding Class A Warrants to purchase 52 shares and Class B Warrants to purchase 33 shares of common stock of the Company. The Class A and Class B Warrants include a provision which provides that the exercise price of the Class A and Class B Warrants will be adjusted in connection with certain equity issuances by the Company.  The consummation of the Conversions triggers an adjustment to the exercise price of the Class A and Class B Warrants.  Therefore, on September 26, 2016, the exercise price for the Class A and Class B Warrants was adjusted from $2.80 to $2.50 per share of common stock and on September 30, 2016 the exercise price was adjusted from $2.50 to $1.87 per share of common stock.

Common Stock Warrants

As of September 30, 2016, the Company had outstanding certain common stock warrants to purchase 2 shares of common stock of the Company.  As a result of the Conversions, on September 26, 2016, the exercise price for certain Common Warrants was adjusted from $2.80 to $2.50 per share of common stock and on September 30, 2016 the exercise price was adjusted from $2.50 to $1.87 per share of common stock.

Series B Warrants

As of September 30, 2106, the Company has outstanding Series B Warrants to purchase 36 shares of common stock of the Company. The Series B Warrants include a provision which provides that the exercise prices of the Series B Warrants will be adjusted in connection with certain equity issuances by the Company.  The consummation of the Conversions triggers an adjustment to the exercise price of the Series B Warrants.  Therefore, on September 30, 2016, the exercise price for the Series B Warrants was adjusted to $280,315 per share of common stock.

Series G Warrants

As of September 30, 2016, the Company had outstanding Series G Warrants to purchase 38,438 shares of common stock of the Company. The Series G Warrants include a provision which provides that the exercise price of the Series G Warrants will be adjusted in connection with certain equity issuances by the Company.  The consummation of the Conversions triggers an adjustment to the exercise price of the Series G Warrants.  Therefore, on September 26, 2016, the exercise price for the Series G Warrants was adjusted from $2.80 to $2.50 per share of common stock and on September 30, 2016 the exercise price was adjusted from $2.50 to $1.87 per share of common stock.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GREAT BASIN SCIENTIFIC, INC.

Date: September 30, 2016	By:	/s/ Ryan Ashton
Ryan Ashton
President and Chief Executive Officer

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 2, 2016

GREAT BASIN SCIENTIFIC, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-36662	83-0361454
(State or other jurisdiction of incorporation)	Commission File Number)	(IRS Employer Identification No.)

420 E. South Temple, Suite 520, Salt Lake City, UT
(Address of principal executive offices)

84111
(Zip code)

(801) 990-1055
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

As disclosed in Item 1.01 of the Current Report on Form 8-K of Great Basin Scientific, Inc. (the “Company”), dated December 28, 2015, the Company has previously entered into a Securities Purchase Agreement, dated December 28, 2015 (the “Securities Purchase Agreement”) with certain investors named on the Schedule of Buyers attached to the Securities Purchase Agreement (each a “Buyer”), pursuant to which the Company issued to such Buyers $22.1 million in principal face amount of senior secured convertible notes of the Company (the “Notes”) and related Series D common stock purchase warrants. As of September 30, 2016, approximately $14.1 million in principal face amount of Notes remains outstanding.

On October 2, 2016, Great Basin Scientific, Inc. (the “Company”) entered into separate exchange agreements (each, an “Exchange Agreement”) with each of the Buyers, pursuant to which, among other things each of the parties thereto agreed to the following:

(i)
If any Notes remain outstanding on November 18, 2016 (the “Exchange Date”), on the Exchange Date all such remaining Notes shall be exchanged into shares of our common stock (or, if necessary to comply with the restrictions on beneficial ownership set forth in the Exchange Agreement, a combination of shares of our common stock and rights to acquire shares of our common stock without the payment of any additional consideration) at an exchange price equal to 85% of the lowest daily weighted average price of our common stock during the five (5) consecutive trading days ending and including the trading day immediately prior to the Exchange Date (the “Exchange”);

(ii)
During the period from October 3, 2016 through November 17, 2016, pursuant to Section 7(d) of the Notes, the Company will permit each Buyer to convert the Notes at an alternate conversion price equal to 85% of the lowest daily weighted average price of our common stock during the five (5) consecutive trading days ending and including the date of conversion (each, a “Voluntary Reduction”);

(iii)
The Buyers released all restrictions on the Company’s use of approximately $3.5 million of proceeds of the offering of Notes and, subject to the satisfaction of certain customary conditions, including that the daily dollar trading volume of our common stock during the twenty trading days immediately prior to November 1, 2016 is at least $100,000 per trading day, on November 1, 2016 the Buyers will release all restrictions on the Company’s use of the remaining approximately $3.6 million of proceeds of the offering of our Notes;

(iv)
Each of the Buyers agreed to waive various economic antidilution adjustments that would have otherwise occurred as a result of such Voluntary Reductions to certain other securities issued by the Company and held by such Buyers; and

(v)
Each of the Buyers agreed that, while the Note will continue to amortize in accordance with the terms of the Note in October 2016, any amortization to occur in November 2016 will be deferred in accordance with the terms of the Notes until December 2016 unless exchanged or converted in full prior to such date.

(vi)
The Leak-Out Agreements, each by and between a Buyer and the Company, shall be amended by increasing the aggregate leak-out percentage from 35% to 40% of our common stock’s daily trading volume and removing any leak-out restrictions during the period commencing on October 17, 2016 and ending and including October 21, 2016.

The Exchange is subject to customary closing conditions, including without limitation that no unwaived event of default under the Notes exists and is continuing and that the arithmetic average of the daily dollar trading volume of our common stock during the twenty trading days prior to the Exchange is at least $300,000.

After giving effect to such Exchange, all rights and obligations under the Notes shall be cancelled.

The foregoing is a summary description of the material terms of the Exchange Agreements and is qualified in its entirety by the text of the form of Exchange Agreement attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated by reference to this Item 1.01.

Item 3.03 Material Modification to Rights of Security Holders

The disclosure contained in Item 1.01 is hereby incorporated by reference.

Item 9.01 Financial Statements and Exhibits

EXHIBIT	DESCRIPTION

10.1	Form of Exchange Agreement

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GREAT BASIN SCIENTIFIC, INC.

Date: October 3, 2016	By:	/s/ Ryan Ashton
Ryan Ashton
President and Chief Executive Officer

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 3, 2016

GREAT BASIN SCIENTIFIC, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-36662	83-0361454
(State or other jurisdiction of incorporation)	Commission File Number)	(IRS Employer Identification No.)

420 E. South Temple, Suite 520, Salt Lake City, UT
(Address of principal executive offices)

84111
(Zip code)

(801) 990-1055
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02 Unregistered Sales of Equity Securities

On October 3 through October 7 certain holders of the 2015 Notes were issued shares of the Company’s common stock pursuant to Section 3(a)(9) of the United States Securities Act of 1933, (as amended) in connection with the pre-installment amount converted for the amortization date of October 31, 2016.  In connection with the pre-installments, the Company issued 3,540,602 shares of common stock upon the conversion of $6,990,659 principal amount of 2015 Notes at a conversion price of $1.98 per share.

On October 3 through October 7 certain holders of the 2015 Notes were issued shares of the Company’s common stock pursuant to Section 3(a)(9) of the United States Securities Act of 1933, (as amended) in connection with the voluntary reduction under the terms of the exchange agreement dated October 2, 2016 using the alternate conversion price.  In connection with the voluntary reduction, the Company issued 10,952,666 shares of common stock upon the conversion of $2,671,158 principal amount of 2015 Notes at a conversion price between $1.43 and $0.16 per share.

As of October 7, 2016 a total principal amount of $10,674,278 of the 2015 Notes has been permanently converted into shares of common stock and a principal amount of $7,571,546 has been converted that is subject to deferrals. $3,854,176 principal remains to be converted, subject to deferrals. A total of $14.8 million of the proceeds from the 2015 Notes has been released to the Company including $4.6 million at closing and $10.2 million from the restricted cash accounts. $3.6 million remains in the restricted accounts to be released to the Company on November 1, 2016 per the terms of the exchange agreement dated October 2, 2016.

The Company previously filed an 8-K on September 30, 2016 and reported 2,520,215 shares outstanding therefore as of October 7, 2016 there are 17,013,483 shares of common stock issued and outstanding.

Item 3.03 Material Modifications to Rights of Security Holders

In connection with the voluntary reduction using the alternate conversion price in Item 3.02 hereof (the “Conversions”), the exercise prices of certain of our issued and outstanding securities were automatically adjusted to take into account the alternate conversion price of the 2015 Notes.  The exercise prices of the following securities were adjusted as follows.

Class A and Class B Warrants

As of October 7, 2016, the Company had outstanding Class A Warrants to purchase 52 shares and Class B Warrants to purchase 33 shares of common stock of the Company. The Class A and Class B Warrants include a provision which provides that the exercise price of the Class A and Class B Warrants will be adjusted in connection with certain equity issuances by the Company.  The consummation of the Conversions triggers an adjustment to the exercise price of the Class A and Class B Warrants.  Therefore, during the period of October 3 through October 7, 2016, the exercise price for the Class A and Class B Warrants was adjusted from $1.87 to $0.16 per share of common stock.

Common Stock Warrants

As of October 7, 2016, the Company had outstanding certain common stock warrants to purchase 2 shares of common stock of the Company.  As a result of the Conversions, during the period of October 3 through October 7, 2016, the exercise price for certain Common Warrants was adjusted from $1.87 to $0.16 per share of common stock.

Series B Warrants

As of October 7, 2016, the Company has outstanding Series B Warrants to purchase 36 shares of common stock of the Company. The Series B Warrants include a provision which provides that the exercise prices of the Series B Warrants will be adjusted in connection with certain equity issuances by the Company.  The consummation of the Conversions triggers an adjustment to the exercise price of the Series B Warrants.  Therefore, during the period of October 3 through October 7, 2016, the exercise price for the Series B Warrants was adjusted from $280,315 to $147,944 per share of common stock.

Series G Warrants

As of October September 30, 2016, the Company had outstanding Series G Warrants to purchase 38,438 shares of common stock of the Company. The Series G Warrants include a provision which provides that the exercise price of the Series G Warrants will be adjusted in connection with certain equity issuances by the Company.  The consummation of the Conversions triggers an adjustment to the exercise price of the Series G Warrants.  Therefore, during the period of October 3 through October 7, the exercise price for the Series G Warrants was adjusted from $1.87 to $0.16 per share of common stock.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GREAT BASIN SCIENTIFIC, INC.

Date: October 7, 2016	By:	/s/ Ryan Ashton
Ryan Ashton
President and Chief Executive Officer